Exhibit n.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Square Capital Corp.:

We have audited the consolidated financial statements of Oxford Square Capital Corp. ("the Company") as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2018 referred to in our report dated February 28, 2019 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2016, as well as 2015, 2014, 2013, 2012, 2011, 2010 and 2009 (not presented herein) appearing under Item 8 of the Company's 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Oxford Square Capital Corp. for each of the years ended December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 appearing on pages 65-66 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2019